EXHIBIT 10.3

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended.  Confidential Portions are marked: [***]

MASTER SERVICES AGREEMENT

This Master Services Agreement (this “Agreement”), dated as of October 24, 2013 (the “Effective Date”), is by and between DSM Pharmaceuticals, Inc., 5900 Martin Luther King Hwy., Greenville NC 27834 (“DSM”), and Discovery Laboratories, Inc., 2600 Kelly Road, Suite 100, Warrington, PA 18976-3622 (“Discovery Labs”) (each individually a “Party” and collectively, the “Parties), with respect to the continuing development and manufacture of preclinical and clinical supplies of Discovery Labs’ lyophilized KL4 surfactant (the “Product”) for use in one or more of Discovery Labs’ products.

Background

Discovery Labs previously initiated a technology transfer to DSM of Discovery Labs’ manufacturing processes and know-how related to Discovery Labs’ Product.  The Parties now wish to confirm their plans and expectations related to the further development and manufacture of the Product.

1.                   Scope and Purpose.  This Agreement is intended to provide for a basic framework under which DSM will perform certain development and manufacturing activities related to the Product, as may be requested by Discovery Labs and agreed by DSM from time to time, including but not limited to: (i) equipment procurement and installation, (ii) validation master plan, (iii) regulatory support, (iv) quality assurance support, (v) manufacture of engineering lots and development lots to support Discovery Labs’ preclinical, clinical, research and development activities, (vi) potential scale up activities and (vii) potential manufacture of process validation lots (the “Services”).

2.                   Statements of Work.  All Services shall be performed pursuant to one or more Statements of Work (“SOW”) attached to this Agreement from time to time, in a form to be mutually agreed between the Parties.  Each SOW shall contain a description of the Services to be performed, including any information or other materials to be delivered, the price to be paid by Discovery Labs to DSM for the Services, any equipment specially required for the Services for which DSM is authorized to purchase for which Discovery Labs will reimburse DSM, and such other terms and conditions that are consistent with this Agreement to which the Parties may agree.  The Parties agree that DSM will perform any mutually agreed upon Services for Discovery Labs as more fully described in the relevant Statement of Work developed and entered into by the Parties.  By mutual agreement of the Parties, such SOW may be amended, including to change, extend, or expand the scope of Services provided such amendment is expressly stated in a writing and signed by authorized representatives of the Parties.  Each SOW shall be effective when signed by authorized representatives of both Parties, and will be subject to the terms of this Agreement. In the event of a conflict between the terms of a SOW and the terms of this Agreement, the terms of this Agreement shall govern.

3.                   Cost of Services.

(A)            Discovery Labs shall pay to DSM the cost of the Services as set forth in the applicable SOW, as well as the anticipated cost of all chemicals and other materials.

(B)            Unless otherwise provided in a SOW, active pharmaceutical ingredients (“APIs”) to be used hereunder shall be procured by Discovery Labs and provided by Discovery Labs to DSM at Discovery Labs’ sole expense.

(C)            Discovery Labs shall separately pay DSM, on an as-costs-are-incurred basis (i) for all reasonable and necessary travel and lodging expenses incurred in the performance of this Agreement which have been requested or approved by Discovery Labs in writing, (ii) for DSM’s cost of auditing any supplier of chemicals or materials not currently on DSM’s list of approved suppliers, and (iii) the cost of any specialized equipment or tooling associated with equipment changes required at DSM’s facility to perform the Services; provided, that any such costs shall be specified in writing in sufficient detail and their incurrence must be authorized in writing in advance by Discovery Labs.

(D)            DSM is authorized to purchase equipment (the “Equipment”) which is specially required for the performance of the Services as may be set forth in a SOW from time to time; provided that (i) an Equipment Purchase Order Addendum shall be entered into by the Parties in connection therewith substantively in the form attached hereto as Addendum I; and (ii) such Equipment shall be used solely in furtherance of the Services and not for any other purposes whatsoever without the prior written consent of Discovery Labs.  Discovery Labs will authorize purchase of items of Equipment according to a Purchase Order or other written confirmation from Discovery Labs to DSM; and shall reimburse DSM for its reasonable costs for the purchase and installation of such Equipment.  DSM shall obtain Discovery Labs’ prior written approval for all costs and expenses associated with the installation and qualification of Equipment (including without limitation labor and engineering costs) purchased by Discovery Labs and Discovery Labs shall reimburse DSM for all such reasonable costs according to the payment terms in Section 7.

(E)            Any sales, use, consumption, or excise taxes of any taxing authority which are imposed upon the Product or Services supplied hereunder shall be reimbursed to DSM by Discovery Labs.

4.                   Purchase Orders.

(A)            Except to the extent the Parties may otherwise agree with respect to a particular shipment, all Product shall be ordered by Discovery Labs pursuant to written Purchase Order (“Purchase Order”), specifying the quantity and desired delivery dates,  and shall be sent to DSM not less than [***] prior to the delivery date specified in such Purchase Order.  The Parties shall negotiate in good faith to resolve any issues regarding delivery dates if DSM is unable to schedule production at the requested time.

(B)            Any additional or conflicting terms and conditions which may be printed on Purchase Orders issued by Discovery Labs shall have no force or effect between the Parties unless specifically agreed to by DSM.

(C)            Discovery Labs will prepare, obtain, and maintain all necessary import and export registrations relating to the Product and the API.  Discovery Labs represents and warrants that it will comply with all applicable import and export laws and regulations.  If Discovery Labs elects to export Product to countries outside the United States, then Discovery Labs shall so advise DSM; and Discovery Labs shall be responsible for providing all necessary compliance information to DSM so that DSM can achieve compliance with the requirements of such additional countries.

5.                   Confidentiality and Public Announcements.  Each Party acknowledges and agrees to maintain the confidentiality of preparations and negotiations undertaken in connection with the Services and the other Party’s respective Confidential Information, in each event in accordance with the Mutual Confidential Disclosure Agreement between the Parties, dated as of October 13, 2010.  Any trade secrets disclosed by Discovery Labs to DSM must be specifically identified as such.  Neither Party will make any public announcement of any information regarding this Agreement or any activities thereunder including, without limitation, the Services, without the prior written approval of the other Party; provided, however, that each Party may disclose (i) the general existence of this Agreement and the arrangement between them, except to the extent that any such information constitutes Confidential Information, (ii) any information required by law (including information provided in connection with required public regulatory filings, public securities filings and private placement memoranda and documentation), and (iii) any other information that has been previously approved in writing for disclosure by the other Party, without further approval from the other Party.  In addition, the Parties acknowledge that Discovery Labs intends to file in its public securities filings, including potentially in a Current Report on Form 8-K or Quarterly Report on Form 10-Q, a description of this Agreement and a copy of this Agreement.  DSM agrees that Discovery Labs may submit a description of this Agreement and a copy of this Agreement in connection with its public securities filings, subject to the understanding that Discovery Labs will in good faith and in consultation with DSM, seek confidential treatment of Confidential Information or other proprietary provisions of this Agreement (including any pricing information or limits on liability) in advance of such filing.  The Parties acknowledge, however, that while Discovery Labs will request confidential treatment of Confidential Information, Discovery Labs will be required to disclose any information determined to by applicable regulatory authorities to require disclosure.  Except as expressly provided in this Section 5, no right is granted pursuant to this Agreement to either Party to use in any manner the name of the other Party.

6.                   Pharmaceutical Manufacturing and Supply Agreement.  The Parties acknowledge and agree that upon successful conclusion of the Services and in the event Discovery Labs receives final marketing approval for the Product (from either the FDA or EMEA), and elects to proceed with the marketing of the Product, the Parties shall negotiate in good faith regarding terms of a long-term manufacturing supply agreement for the Product and may decide for the manufacture of such Product to be governed by the separate Pharmaceutical Manufacturing and Supply Agreement entered into between the Parties dated August 7, 2013 (in either case, the “Supply Agreement”) for Discovery Labs’ liquid KL4 surfactant.

7.                   Payments.  All payments due hereunder shall be invoiced to Discovery Labs by DSM on a net [***] basis from date of invoice.  Overdue payments shall bear interest at the rate of [***] per month, pro-rated for any partial month, beginning with the day following the due date and continuing to the date of payment.

8.             Discovery Labs’ Responsibilities.

(A)            To assist DSM in its performance of this Agreement, Discovery Labs shall provide DSM, in a timely fashion, with all relevant information, documentation and data (including without limitation information, any documentation and data relating to product safety and information) necessary or appropriate for DSM’s performance hereunder.

(B)            Discovery Labs shall ensure that all API supplied to DSM by or on behalf of Discovery Labs is suitable for use under this Agreement.

(C)            Discovery Labs shall comply with all applicable laws and regulations and receive all required governmental and regulatory approvals, including without limitation customs and FDA approvals.

(D)            Discovery Labs shall be responsible for disclosing to DSM all information available to it regarding health risks which may be involved in manufacturing the Product, including without limitation, industrial hygiene data, exposure limitations for workers involved in production, toxicology reports, and other health-related data.  If reasonable industrial hygiene data is not available, DSM may develop reasonable data at Discovery Labs’ expense.

9.                   DSM’s Representations and Warranties.  DSM represents, warrants and covenants to Discovery Labs as follows:

(A)            DSM shall use its commercially reasonable efforts to perform the Services contemplated hereunder in accordance with the SOWs to be attached hereto from time to time.  It is recognized and agreed by and between DSM and Discovery Labs, however, that since the Services are of a developmental or research nature, DSM hereby disclaims any warranties that the Services will be successfully completed, or successfully completed within the contemplated time period, despite DSM’s commercially reasonable efforts to do so.

(B)            DSM shall produce the Product in accordance with the Specifications as developed for the Product as set forth in the SOW.  “Specifications” shall mean the specifications for the Product attached to a SOW as determined and agreed upon in accordance with a development program outlined in the SOW using analytical methodology set forth therein, as such specifications may be amended from time to time by mutual agreement of the Parties.

(C)            DSM shall engage and employ professionally qualified personnel to perform the Services contemplated hereunder.

10.                Limitation of Liability.  EXCEPT AS PROVIDED IN SECTION 9, DSM HEREBY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY OR WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE PRODUCT.  DISCOVERY LABS’ ONLY REMEDY FOR BREACH OF THIS AGREEMENT SHALL BE [***] WHICH DID NOT COMPLY WITH THE REQUIREMENTS SET FORTH IN THIS AGREEMENT.  ALL OTHER DAMAGES, INCLUDING DAMAGES FOR DELAYS, LOST PROFITS, LOST BUSINESS OPPORTUNITY, OR CONSEQUENTIAL, INDIRECT, AND PUNITIVE DAMAGES, ARE HEREBY EXPRESSLY EXCLUDED.  THE PARTIES FURTHER AGREE THAT FOR INTENTIONAL BREACHES OF THE CONFIDENTIALITY OBLIGATIONS SET FORTH IN SECTION 5 BY DSM THAT MATERIALLY HARM DISCOVERY LABS, DSM’S LIABILITY SHALL BE LIMITED TO [***].

11.                Indemnification.

(A)            Discovery Labs shall indemnify, defend and hold DSM, its Affiliates and their respective directors, officers, employees, agents, successors and assigns, harmless from and against any damages, judgments, claims, suits, actions, liabilities, costs and expenses (including, but not limited to, reasonable attorneys’ fees) arising out of or in connection with (a) the Services or the use, handling, distribution, marketing or sale of the Product by Discovery Labs or a third party (except to the extent caused solely by DSM’s negligent acts or omissions or willful misconduct in its performance of the Services or the manufacture or labeling of the Product), (b) Discovery Labs’ material breach of any of its obligations hereunder, (c) any third party claim of illness, injury, or death caused by the use of any Product manufactured by DSM hereunder in accordance with the Specifications; (d) any claim by any employee of DSM, its subcontractors, or any third party of illness, injury or death arising out of Discovery Labs’ failure to inform DSM of health risks related to the Product; (e) any proceeding instituted by or on behalf of a third party based upon a claim that the manufacture, use or sale of the Product infringes a United States patent or any other proprietary rights claimed by Discovery Labs and utilized by DSM in the production of the Product; or (f) any act or omission of negligence, gross negligence, or willful misconduct by Discovery Labs or its respective directors, officers, employees, agents, or representatives.

(B)            DSM shall indemnify, defend and hold Discovery Labs, its Affiliates and their respective directors, officers, employees, agents, successors and assigns harmless from and against any damages, judgments, claims, suits, actions, liabilities, costs and expenses (including, but not limited to, reasonable attorneys’ fees) arising out of or in connection with (a) any third party claim arising solely out of DSM’s material breach of any of its warranties or representations hereunder, (b) any proceeding instituted by or on behalf of a third party based upon a claim that  DSM Intellectual Property infringes a United States patent or any other proprietary rights (except for such claims as are subject to indemnity by Discovery Labs as set forth above); or (c) any act or omission of negligence, gross negligence, or willful misconduct by DSM or its respective directors, officers, employees, agents, or representatives in the performance of the Services or the manufacture or labeling of the Product.

(C)            A Party (the “Indemnitee”) which intends to claim indemnification under this Section 10 shall promptly notify the other Party (the “Indemnitor”) in writing of any action, claim or other matter in respect of which the Indemnitee or any of its Affiliates, or any of their respective directors, officers, employees or agents intend to claim such indemnification; provided, however, the failure to provide such notice within a reasonable period of time shall not relieve the Indemnitor of any of its obligations hereunder except to the extent the Indemnitor is prejudiced by such failure.  The Indemnitee, its Affiliates, and their respective directors, officers, employees and agents shall cooperate fully with the Indemnitor and its legal representatives in the investigation, negotiation, compromise, settlement and defense of any action, claim or other matter covered by this indemnification.  The Indemnitor shall be in charge of and control of any such investigation, negotiation, compromise, settlement and defense, and shall have the right to select counsel with respect thereto, provided that the Indemnitor shall promptly notify the Indemnitee of all material developments in the matter.  In no event shall the Indemnitor settle any such matter in a manner that involves an admission of guilt, liability, or wrongdoing by the Indemnitee, or that risks additional liability to the Indemnitee.  In no event shall the Indemnitee compromise or settle any such matter without the prior written consent of the Indemnitor.  In no event shall the Indemnitor compromise or settle any such matter without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; nor shall the non-consenting Party be bound by any such settlement.  The Indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and at its own expense.

(D)            The provisions of this Section 10 shall survive the expiration or termination of this Agreement.

(E)            For purposes of this Agreement, “Affiliate” shall mean any corporation or non-corporate entity which directly or indirectly controls, is controlled by, or is under common control with a Party.  A corporation or non-corporate entity shall be regarded as in control of another corporation if it owns or directly or indirectly controls at least fifty percent (50%) of the voting stock of the other corporation; or (a) in the absence of the ownership of at least fifty percent (50%) of the voting stock of a corporation or (b) in the case of a non-corporate entity, the power to direct or cause the direction of the management and policies of such corporation or non-corporate entity, as applicable.

12.                 Term and Termination.

(A)            The term of this Agreement shall commence on the Effective Date and continue until the later of (a) the third anniversary of the Effective Date, or (b) the date that work under all Statements of Work issued hereunder have been completed, unless the Parties mutually agree to extend this Agreement.

(B)            This Agreement shall be terminated as follows:

(i)            At any time by Discovery Labs upon [***] notice to the DSM.  Unless otherwise specifically set forth herein or agreed by the Parties, termination of this Agreement pursuant to this Section 12(B)(i) shall not result in the termination of any SOW then in progress, and the terms of this Agreement shall apply to such SOW.

(ii)            Once the parties enter into a Supply Agreement as referred to in Section 6 above, unless such Supply Agreement expressly provides that this Agreement shall continue in force and effect until certain Services are completed.

(iii)            By either Party in the event of the material breach or default by the other Party of the terms and conditions hereof; provided, however, that the other Party shall first give to the defaulting Party written notice of the proposed termination or cancellation of this Agreement, specifying the grounds therefor.  Upon receipt of such notice, the defaulting Party shall have [***] to respond by curing such default (or [***] with respect to a failure by Discovery Labs to pay any undisputed amounts hereunder when due) or by delivering to the other Party a certificate that such breach is not capable of being cured within such [***] and that the breaching Party is working diligently to cure such breach, but in no event shall the time period for curing such breach exceed an additional [***].  If the breaching Party does not so respond or fails to work diligently and to cure such breach within the additional time set forth above, then the other Party may terminate the Agreement.

(iv)            By either Party upon (i) the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of such Party in an involuntary case under the Federal Bankruptcy Code, as now constituted or hereafter amended, or any other applicable federal or state insolvency or other similar law and the continuance of any such decree or order unstayed and in effect for a period of [***]; or (ii) the filing by such Party of a petition for relief under the Federal Bankruptcy Code, as now constituted or hereafter amended, or any other applicable federal or state insolvency or other similar law.

(v)            Either Party may terminate a particular SOW (i) if the Services are not progressing according to the expectations of Discovery Labs and DSM and Discovery Labs cannot agree on appropriate scope changes or additional financial costs associated with scope changes.

(vi)       DSM may terminate a SOW and/or this Agreement (i) after [***] of inactivity on a project that is the subject of a SOW at Discovery Labs’ request, or (ii) if DSM reasonably and in good faith determines that it is unable to perform the Services hereunder and/or manufacture the Product in a safe and effective way in accordance with applicable regulatory requirements (including OSHA and FDA regulations) and applicable Specifications.

(C)            Upon termination of this Agreement or a SOW, Discovery Labs shall (i) pay DSM for all Services completed by DSM prior to or in connection with any such termination,(ii) pay DSM for any Equipment purchased by DSM at Discovery Labs’ request, (iii) reimburse DSM for any inventories of materials purchased by DSM for use in the Services which remain unused as of the date of termination plus the costs to return or destroy such materials.  In addition, upon termination of this Agreement, the obligations of confidentiality set forth in Section 5 shall continue as well as the indemnity obligations set forth in Section 11  In addition, DSM will provide reasonable assistance to Discovery Labs at Discovery Labs’ cost in taking possession of the Equipment purchased or paid for by Discovery Labs and used by DSM in performing Services under this Agreement unless the Parties agree that such Equipment will continue to be used under the Supply Agreement or unless the Parties agree that DSM shall otherwise retain such Equipment.

(E)            Upon termination of this Agreement or a SOW, the Parties shall agree on a plan whereby DSM agrees to provide reasonable cooperation and assistance with respect to the transfer of manufacturing technology applicable to the Product to Discovery Labs or its delegate to further manufacture the Product, such cooperation and assistance to be at Discovery Labs’ cost and expense.  Discovery Labs shall compensate DSM for its assistance at DSM’s then-current market rates.  Unless otherwise agreed, DSM shall not be required to provide assistance as provided herein longer than [***] following the date of termination or expiration of this Agreement.

13.                Intellectual Property

(A)            Definitions

“Discovery Labs’ Method of Manufacture” constitutes valuable confidential proprietary information, patents, trade secrets and know-how of Discovery Labs and shall mean technology related to manufacture of pulmonary surfactants including but not limited to KL4-based pulmonary surfactants such as, for example, Product.

“Discovery Labs’ Patents” shall mean all patents owned by Discovery Labs or to which Discovery Labs otherwise has rights that claim or are directed to any Discovery Labs’ Intellectual Property.

“Discovery Labs’ Technology” shall mean (a) Discovery Labs’ proprietary pulmonary surfactant technology (including without limitation the technologies, formulations, processes, equipment, materials and know how relating to the manufacture and use of pulmonary surfactants for treatment of respiratory conditions), and (b) all Intellectual Property owned by or licensed to Discovery Labs relating to such pulmonary surfactant technology, including, without limitation, the Discovery Labs’ Patents, information related to KL4 (sinapultide) and KL4 surfactants (e.g., lucinactant, (SURFAXIN®), lyophilized lucinactant (SURFAXIN LSTM) and lucinactant for inhalation (AEROSURF®)) and/or (c) method of making any of the foregoing, including Discovery Labs’ Method of Manufacture, and/or method of using any of the foregoing, all rights licensed or acquired through third parties, including the capillary aerosol-generating technology rights that Discovery Labs is developing in connection with its aerosolized lucinactant.

“Discovery Labs’ Technology Package” shall mean the technical information supplied by or on behalf of Discovery Labs to DSM to enable DSM to carry out its obligations hereunder, including technical expertise specific to the Product and to the manufacture of the Product.  Items which may be included in Discovery Labs’ Technology Package include, but are not limited to (i) Discovery Labs’ Method of Manufacture, (ii) Discovery Labs’ production records, (iii) Specifications for Product, APIs, other raw material and manufacturing components, intermediate Product, and storage conditions, (iv) analytical and microbiological method validation reports, (v) analytical method transfer protocols, and (vi) filter validation reports as supplied by Discovery Labs.

“Intellectual Property” shall mean patents, copyrights, trademarks, trade names, trade secrets, know-how, service marks, licenses and other intellectual property rights of a Party.

“Invention” means any new or improved apparatus, process, information, product, invention, discovery, idea, suggestion, material, data, equipment, design, circuit component, drawing, tooling, prototype, report, computer software, documentation or other Intellectual Property or know-how (whether or not patentable) discovered, produced, conceived, created or reduced to practice by either or both Parties (or their affiliates).

(B)            Ownership

 (i)            Discovery Labs’ Intellectual Property.  Discovery Labs shall own (a) all Intellectual Property owned or controlled by Discovery Labs relating to Discovery Labs’ Technology that was existing or conceived prior to the Effective Date or is developed by Discovery Labs outside of the performance of this Agreement, (b) all Intellectual Property relating to Discovery Labs’ Technology developed by Discovery Labs outside of the performance of this Agreement or exercise of the license granted hereunder or to which Discovery Labs otherwise obtains rights from a third party, and (c) all Inventions conceived, created and reduced to practice solely by or on behalf of Discovery Labs in the course of the performance of this Agreement or exercise of the license granted hereunder; and (d) except to the extent covered by Paragraph 13(B)(ii)(c), all Inventions conceived, created and reduced to practice jointly by or on behalf of the Parties in the course of the performance of this Agreement or exercise of the license granted hereunder (collectively “Discovery Labs’ Intellectual Property”).

(ii)           DSM Intellectual Property.  DSM shall own (a) all Intellectual Property owned or controlled by DSM that was existing or conceived prior to the Effective Date, and (b) all Intellectual Property developed by DSM outside of the performance of this Agreement or to which DSM otherwise obtains rights from a third party (collectively “DSM Intellectual Property”); and (c) all Inventions consisting of improvements to the DSM Intellectual Property described in Paragraph 13(B)(ii)(a) to the extent severable from the Discovery Labs’ Intellectual Property described in Paragraphs 13(B)(i)(a) and (b).

(iii)          With regard to any Invention described in Paragraph 13(B)(ii)(c) above, that is derived in connection with the Services, DSM shall not use such Invention in connection with its manufacture of products other than the Product (in whatever form) that directly or indirectly competes or may compete with the utilization of KL4-based pulmonary surfactants as a drug or as a carrier.  Discovery Labs shall have a non-exclusive, worldwide, royalty free, perpetual license to use such Invention in connection with its manufacture of the Product (in whatever form and/or regard to Discovery Labs’ Technology).

(C)            Disclosure, Assignment, License and Exploitation.

(i)            Disclosure.  Each Party shall cause all personnel conducting work or exercising rights on its behalf under the Agreement to, promptly disclose to the other Party all Intellectual Property in which the other Party has an ownership interest pursuant to Section 13(B), and to assign any and all right, title and interest in all such Inventions and Intellectual Property in accordance with this Agreement.  Each Party shall maintain records in sufficient detail and in good scientific manner appropriate for patent prosecution purposes to properly reflect all work done and results achieved in conducting its work hereunder, and shall respond to reasonable requests of the other Party for information regarding Intellectual Property in which the other Party has an ownership interest.

(ii)           Assignment and License.  In the event DSM conceives, creates or reduces to practice any Discovery Labs’ Intellectual Property, DSM shall promptly notify Discovery Labs and DSM shall assign all right, title and interest in and to such Discovery Labs’ Intellectual Property to Discovery Labs.  In the event Discovery Labs conceives, creates or reduces to practice any DSM Intellectual Property, Discovery Labs shall promptly notify DSM and Discovery Labs shall assign all right, title and interest in and to such DSM Intellectual Property to DSM.

(iii)          Discovery Labs hereby grants DSM a nonexclusive, royalty-free license during the term of this Agreement to use Discovery Labs’ Technology Package, Discovery Labs’ Method of Manufacture and Discovery Labs’ Intellectual Property rights solely in the performance of DSM’s obligations under this Agreement.

(iv)          Except as expressly stated in this Agreement, no Intellectual Property rights of any kind or nature are conveyed by this Agreement and except as set forth in this Section 13(C) and Section 13(B)(iii), neither Party shall have any right, title or interest in or to the other Party’s Intellectual Property rights for any purpose whatsoever without such other Party’s prior written consent.  Upon termination of this Agreement for whatever reason, neither Party shall use or exploit in any manner whatsoever any Intellectual Property rights of the other Party.

14.                Force Majeure.  Neither Party shall be held liable or responsible for any loss or damages resulting from any delay in its performance due hereunder (other than the payment of funds due hereunder) caused by the occurrence of any condition beyond the reasonable control of the affected Party including, without limitation, Acts of God, strikes or other labor disputes, war, riot, earthquake, tornado, hurricane, fire, civil disorder, explosion, accident, flood, sabotage, lack of or inability to obtain adequate fuel, power, materials, labor, containers, transportation, supplies or equipment after commercially reasonable efforts to do so; compliance with governmental requests, laws, rules, regulations, orders or actions; inability despite good faith efforts to renew operating permits or licenses from local, state or federal governmental authorities; breakage or failure of machinery or apparatus; national defense requirements; or supplier strike, lockout or injunction.  In the event either Party is delayed or rendered unable to perform due to Force Majeure, the affected Party shall give prompt notice of the conditions and the expected duration to the other Party promptly after the occurrence of the cause relied upon, and upon the giving of such notice the obligations of the Party giving the notice will be suspended during the continuance of the Force Majeure.

15.                Dispute Resolution.  The Parties recognize that a bona fide dispute as to certain matters may from time to time arise during the term of this Agreement which relates to either Party’s rights and/or obligations hereunder.  In the event of the occurrence of such a dispute, either Party may, by notice to the other Party, have such dispute referred to their senior officers as may be designated by each Party for attempted resolution by good faith negotiations within [***] after such notice is received.  In the event the designated officers are not able to resolve such dispute within such [***] period, or such other period of time as the Parties may mutually agree in writing, the Parties shall be obligated to submit the dispute to binding arbitration in accordance with the rules of the American Arbitration Association (“AAA”) for commercial arbitration, utilizing three (3) arbitrators mutually agreeable to the Parties.  If the Parties are unable to reach agreement as to one or more of the arbitrators, the arbitrators shall be chosen in accordance with the AAA commercial arbitration rules.  The arbitrators shall present a detailed written statement of their findings; and the Parties shall be bound thereby.  The arbitration proceedings and any documents or other information disclosed in connection therewith shall be subject to the requirements of confidentiality as set forth in Section 5.

16.                Insurance.  Each Party shall at all times maintain all necessary insurance coverage with sound and reputable independent insurers at commercially reasonable levels of coverage or shall be self insured having regard to the nature, type, scope and size of the business it conducts and all its respective activities and obligations under this Agreement.  General liability coverage in the amount of at least [***] hereunder shall be maintained by each Party.  Each Party shall, upon reasonable request of the other Party, produce satisfactory evidence that all insurance premiums have been paid and kept up to date and are kept in accordance with local insurance laws or regulations from time to time in force, or shall furnish appropriate certificates of insurance showing proof of coverage.  The insurance coverage may be provided through a combination of primary, excess/umbrella or self-insured retention, and shall not serve to operate as a limitation on the recovery of any claim.  Each Party shall include the other Party as an additional insured on its policies of insurance, as the other Party’s interests may be affected pursuant to this Agreement.

17.                Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflicts of law, and the arbitration proceedings as provided in Section 15 shall take place in New York unless the Parties agree on an alternate location.

18.                 Legal Compliance.  Each Party shall comply in all material respects with all federal and state laws and regulations applicable to the conduct of its business pursuant to this Agreement, including, but not limited to, the United States Federal Food, Drug and Cosmetic Act, as amended.

19.                Authorization.

(A)            DSM hereby represents and warrants to Discovery Labs that all corporate action on the part of DSM and its officers and directors necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of DSM hereunder has been taken.

(B)            Discovery Labs hereby represents and warrants to DSM that all requisite action on the part of Discovery Labs and its officers and directors necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of Discovery Labs hereunder has been taken.

20.                The Parties shall enter into a Quality Agreement in form reasonably acceptable to both Parties (the “Quality Agreement”) that further details the quality assurance obligations and responsibilities of the Parties with respect to the Product.  Notwithstanding anything to the contrary in this Agreement or in any other document or agreement, in the event of a conflict between this Agreement and the Quality Agreement, the Quality Agreement shall govern and control with respect to quality-related matters; and this Agreement shall govern and control with respect to all other matters.

21.                 Entire Agreement; Prior Agreements.  This Agreement and attachments contain the entire understanding between the Parties with respect to the subject matter hereof, and may be modified, only by a written instrument duly executed by each Party’s authorized representative.  This Agreement shall supersede any prior agreements in respect of the services to be performed hereunder, (i) except for the Mutual Confidential Disclosure Agreement referred to in Section 5, and (ii) except that [***].

22.                Independent Contractor.  Discovery Labs will not have the right to direct or control the activities of DSM in performing the Services provided herein.  DSM shall perform the Services hereunder only as an independent contractor; and nothing herein shall be construed to be inconsistent with the status of independent contractor.  Neither Party shall be an agent of the other Party; nor shall either Party’s employees be employees of the other Party.

23.                 Assignment; Subcontractors.  This Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party; provided, however, either Party may, without such consent, assign this Agreement: (a) in connection with the transfer or sale of all or substantially all of the assets of such Party or the line of business of which this Agreement forms a part; (b) in the event of the merger or consolidation of a Party hereto with another company; or (c) to any Affiliate of the assigning Party.  Any purported assignment in violation of the preceding sentence shall be void.  Any permitted assignee shall assume all obligations of its assignor under this Agreement.  No assignment shall relieve either Party of the responsibility for the performance of any obligation which accrued prior to the effective date of such assignment.  At its option, DSM may use subcontractors to perform parts of this Agreement, provided such subcontractors are bound by a confidentiality agreement with DSM and meet such other quality standards as may be imposed on DSM under this Agreement.

24.                Any and all exhibits, schedules and attachments (including SOWs) referred to herein form an integral part of this Agreement and are incorporated into this Agreement by such reference.

25.                Notices.  All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered personally or sent by (a) registered or certified mail, return receipt requested, (b) a nationally-recognized courier service guaranteeing next-day delivery, charges prepaid or (c) facsimile (with the original promptly sent by any of the foregoing manners), and shall be deemed to have been given upon mailing or upon transmission by facsimile, as the case may be.  Any such notices shall be addressed to the receiving Party at such Party’s address set forth below, or at such other address as may from time to time be furnished by similar notice by either Party:

If to DSM:	DSM Pharmaceuticals, Inc.
[***]
[***]
[***]
[***]

If to Discovery Labs:	Discovery Laboratories, Inc.
2600 Kelly Road, Suite 100
Warrington, PA 18976
Attn: General Counsel

26.                Waiver.  Neither Party’s waiver of any breach or failure to enforce any of the terms and conditions of this Agreement, at any time, shall in any way affect, limit or waive such Party’s right thereafter to enforce and compel strict compliance with every term and condition of this Agreement.

27.                Severability.  Each Party hereby expressly agrees that it has no intention to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries; that if any word, sentence, paragraph, clause or combination thereof in this Agreement is found by a court or executive body with judicial powers having jurisdiction over this Agreement or either Party hereto, in a final unappealed order, to be in violation of any such provisions in any country or community or association of countries, such words, sentences, paragraphs, clauses or combination shall be inoperative in such country or community or association of countries and the remainder of this Agreement shall remain binding upon the Parties, so long as enforcement of the remainder does not violate the Parties’ overall intentions in this transaction.

IN WITNESS WHEREOF, the Parties have signed this Master Services Agreement by and through their authorized representatives, effective as of the date first set forth above.

DSM Pharmaceuticals, Inc.	Discovery Laboratories, Inc.

By:	By:
[***]	Name:
[***]	Title:

ADDENDUM I

[Form of] Equipment Purchase Order Addendum

Addendum to Purchase Order between Discovery Laboratories, Inc. (“Discovery Labs”) and
DSM Pharmaceuticals, Inc. (“DSM”).

Each of Discovery Labs and DSM agree that:

•            The purchase of all equipment, and related accessories (the “Equipment”), shall be specified in writing in sufficient detail and must be authorized in writing in advance by Discovery Labs.

•            The Equipment purchased on behalf of Discovery Labs will be shipped directly to the DSM facility at _________________________.

•            The Equipment shall be used solely in rendering the Services being provided to Discovery Labs by DSM.

•            Discovery Labs shall retain ownership of the Equipment, which is being delivered to DSM in connection with the Purchase Order, dated [_________], between the parties to which this Addendum is appended and made a part.  DSM agrees that it will take no action against the ownership interests of Discovery Labs and will not represent to any third party that it owns or has any interest in the Equipment.  Further, principally in cases in which Discovery Labs avails itself of third-party capital financing where such party’s lien and security interests require it, the Equipment shall be clearly labeled as being the possession of Discovery Labs and DSM agrees not to remove, modify or deface the label.

•            Upon receipt of the Equipment, DSM shall inspect the Equipment and inform Discovery Labs of any damage to the Equipment and shall cooperate with Discovery Labs if any claim against the manufacturer, distributor and shipper should become necessary.  To the extent practicable, DSM shall retain the original packaging materials and crate.

•            DSM shall maintain the Equipment in accordance with manufacturer specifications.  DSM will ensure that any manufacturer and/or dealer warranties will be assigned or assignable to Discovery Labs.  DSM shall not remove the Equipment from the destination designated above without the prior written agreement of Discovery Labs.

•            DSM shall safeguard the Equipment with at least the same level of care as DSM uses in safeguarding its own equipment of a similar nature.  DSM shall maintain adequate insurance, in coverage and amount, with respect to the Equipment.

•            DSM shall be responsible for routine maintenance and servicing of such Equipment so long as such Equipment remains at DSM’s facility, using the same care that it uses with its own equipment.  Discovery Labs shall be responsible for the cost of non-routine maintenance and servicing of such Equipment (such as major repairs and parts replacement).  DSM shall notify Discovery Labs prior to the performance of any non-routine maintenance or servicing, and Discovery Labs shall directly pay or promptly reimburse DSM (as the case may be) for any such maintenance or servicing costs that Discovery Labs has authorized to be incurred and for which it is responsible.

•            Upon the request of Discovery Labs, DSM shall return the Equipment to Discovery Labs, at Discovery Labs’ cost, in good working condition and, to the extent practicable, in the original packing materials and crate.

Schedules/Addendums:  Page 1

DSM Pharmaceuticals, Inc.	Discovery Laboratories, Inc.

By:	By:
Name:	Name:
Title:	Title:

Schedules/Addendums:  Page 2